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CME GROUP INC.

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ON OR AFTER APRIL 13, 2015, THE FOLLOWING MATERIALS WERE DISTRIBUTED OR MADE AVAILABLE TO CME GROUP INC.’S CLASS B-1 SHAREHOLDERS:

My name is Will Hobert. It was my honor to be nominated by the CME Class B-1 Nominating Committee as a candidate for Class B-1 Director on the CME Group Board of Directors.

I believe that the paramount reason I was selected for this important role is based on my practical, hands-on knowledge and expertise of our industry. To put it concisely, I represent three decades of industry experience; first as an open outcry options market-maker, then together with our industry as a transformed electronic trader, and finally as a founder and owner of WH Trading—a highly successful proprietary shop. From its inception in 1994, I directed the technology, risk management, operations and strategy at WH Trading. The firm has developed exceptional in-house proprietary options and future trading software with performance at the microsecond level. Today, with over 60 employees, our firm trades in a wide range of futures and options both on the floor, the Globex platform, as well as on numerous exchanges worldwide.

I believe that the above credentials can be most valuable to the CME Group Board of Directors as our Exchange moves forward to face the very competitive globalized world of the future.

It goes without saying: The American financial services industry has experienced massive and unprecedented changes both to its capital markets as well as its trading counterpart. Over the past decade, in synch with this evolution, CME Group has grown and evolved into a technological powerhouse. Similarly, WH Trading has kept pace with these changes and also reinvented itself to adapt to the new trading landscape. As financial markets evolved and liquidity shifted from open outcry to the electronic screens, WH Trading, like CME Group, was required to make the difficult but necessary transition from a trading firm to a technology enterprise. I led this transformation at WH Trading and successfully guided the company through a major expansion into automated trading which intertwined with our floor operation. I believe that these proven skills are the values the Nominating Committee sought.

In addition, I have learned first-hand of the importance of the CME Group’s relationship with elected officials. I learned that our economic values as an industry have to be continuously guarded and explained. I have participated in informational sessions with the SEC and CFTC as well as with Congressmen and Senators and learned to advocate on our behalf, including traveling to Washington to discuss our positions. I have been included in direct meeting with John Boehner, the Speaker of the House, to help ensure that CME Group’s interests are presented and that CME Group’s legislative priorities are advanced. At Executive Chairman Terry Duffy’s request I have become a Director of the CME Group’s Political Action Committee. In this manner, I participate in choosing candidates who understand and support our agenda.

But we cannot rest on our laurels. The advancement of technology and the evolution of the financial markets is a never-ending process. In the coming years the ability to adapt to new changes, some of which are unpredictable, will dictate the CME Group’s growth and success. With options trading comprising approximately 20% of the CME Group’s volume, its members will be well served with a Board representative who is thoroughly steeped in the critical issues, complex market structure, and pressing problems facing option traders. In an environment where elements of open outcry, matching engines and voice brokers compete for options volume, I believe my 25 years of successful options trading, risk management, and strategic planning will provide a welcome addition to our Board of Directors.

If elected, I will apply all my experience and talent to work tirelessly to ensure that the CME Group and its members continue its leadership in the industry. I respectfully seek your support, stand ready to answer any question you may have.

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 20, 2015. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

ON OR AFTER APRIL 13, 2015, THE FOLLOWING MATERIALS WERE DISTRIBUTED OR MADE AVAILABLE TO CME GROUP INC.’S CLASS B-2 SHAREHOLDERS:

PATRICK W. MALONEY

(PAT)

Hello CME Members and fellow Class B-2 Shareholders,

Thank you for taking the time to read my letter regarding our upcoming election.

As a Board member, I would feel it was one of my responsibilities to seek conversation and debate over what can be done to create opportunities for our trading community and expand the business. Some obvious things to consider are: ensuring a reasonable cost of doing business for all users, generating new client participation across all regions and continuing to oppose excessive regulation. These are all hot topics that need serious consideration for future business expansion. Furthermore, I am focused on creating an atmosphere that encourages the user to expand their volume as well as expanding the population of new traders.

I am running for this position because I believe I am uniquely qualified. I have been and continue to be a full time active Floor Member since 1985 and have served on numerous exchange committees over the years. As a long-time Floor Member of CME, I have participated as the Exchange and its member’s experienced great success as well as weathered challenging times, and witnessed some great leadership and foresight. I’ve watched the leadership advocate for our interests to prevent over-regulation as well as knowing when to grow and expand as success demanded. This type of foresight is the cornerstone of CME Group as well as the CME exchange, which we all had a hand in building.

I invite each of you to contact me directly anytime to talk and share your ideas for the direction of CME Group. I encourage you to stay involved and up to date on current issues.

Lastly, I ask for your VOTE!

Sincerely,

Patrick W. Maloney
Cell 630-204-5978
Pmaloney16@aol.com

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 20, 2015. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.